Camber Energy, Inc. 8-K

Exhibit 10.5

CAMBER ENERGY, INC.

PAST SERVICE PAYMENT AND SUCCESS BONUS AGREEMENT

This Past Service Payment and Success Bonus Agreement (“Agreement”) is made and entered into as of August 31, 2020 (the “Effective Date”) by and between Camber Energy, Inc., a Nevada corporation (the “Company”) and Robert Schleizer, an individual, and the Chief Financial Officer, Treasurer, Secretary and member of the Board of Directors of the Company (the “Officer”).

WHEREAS, the Company, on February 3, 2020, entered into an Agreement and Plan of Merger with Viking Energy Group, Inc. (“Viking”), pursuant to which is it contemplated that Viking will merge with and into a wholly-owned subsidiary of the Company and Viking’s shareholders will obtain majority control of the Company (as amended and restated from time to time, the “Merger Agreement” and the transaction contemplated therein, the “Merger”).

WHEREAS, the Officer has provided, and continues to provide, services to the Company that are instrumental to the Company, including, but not limited to, in connection with the Merger;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the exploration and successful consummation of the Merger with Viking required a substantial increase in the workload of the Officer;

WHEREAS, in an effort to conserve cash and equity, the Company has to date, kept the consideration payable to officers and directors of the Company, lower than industry standards; and

WHEREAS, the Board believes that it is in the best interest of the Company compensate the Officer for his prior services to the Company, reward the Officer for the successful consummation of the Merger and wishes to provide incentive to the Officer to continue his services to the Company through the Merger.

NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1.       Payment for Past Services and Success Bonus. Contingent on, and upon completion of, the Merger, the Officer shall receive, in consideration for past services provided to the Company through the date of the Merger, as Chief Financial Officer, Treasurer, Secretary and member of the Board, and as a success bonus for the Company’s successful completion of the Merger, a cash payment in the amount of $150,000 (the “Past Service Fees and Success Bonus”), contingent on the Officer’s continued service to the Company at the same level of service he is performing as of the Effective Date through the Effective Time (as defined in the Merger Agreement). The Past Service Fees and Success Bonus, if earned, will be paid no later than, but may be paid prior to, ten (10) business days of the Effective Time. A total of $100,000 of the Past Service Fees and Success Bonus will be deemed payable for past services to the Company by the Officer and a total of $50,000 of the Past Service Fees and Success Bonus shall be deemed a bonus for completion of the Merger. At the request of the Officer, such Past Service Fees and Success Bonus (or any portion thereof) may be paid to an entity controlled by the Officer for the benefit of the Officer.

Past Service Payment and Success Bonus Agreement

2.            Additional Provisions.

2.1        Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), including, but not limited to Viking, shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any parent or subsidiary of the Company or any successor to the Company’s business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

2.2        Severability and Modification. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement may only be amended in writing signed by the parties hereto.

2.3        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas as such laws are applied to agreements between Texas residents entered into and to be performed entirely within Texas, without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

2.4        Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

2.5.        Entire Agreement. This Agreement is the complete agreement of the parties on the subject set forth herein. This Agreement supersedes any prior or contemporaneous oral or written agreement or understanding on such subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

2.6.        Opportunity to Consult with own Advisors. Officer acknowledges that he has been afforded the opportunity to consult with independent advisors of his own choosing, including, without limitation, legal counsel, accountants and tax advisors, regarding (i) the Past Service Fees and Success Bonus available to Officer under the terms of this Agreement, (ii) the terms and conditions which may affect the amount of and Officer’s right to any Past Service Fees and Success Bonus, and (iii) the personal tax effects of any Past Service Fees and Success Bonus payable to Officer under the terms of this Agreement, including, without limitation, the effects of any federal or state taxes, Sections 280G and 409A of the Internal Revenue Code, and any other taxes, costs, expenses or liabilities whatsoever related to the Past Service Fees and Success Bonus, which in any of the foregoing instances Officer acknowledges and agrees shall be the sole responsibility of Officer notwithstanding any other term or provision of this Agreement. Officer further acknowledges and agrees that the Company shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Officer and further specifically waives any right for Officer and his heirs, beneficiaries, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Company related to the matters described above in this section. Officer further acknowledges and agrees that Officer has read, understands and consents to all of the terms and conditions of this Agreement, and that Officer enters into this Agreement with a full understanding of its terms and conditions.

Past Service Payment and Success Bonus Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

CAMBER ENERGY, INC.

/s/ Fred Zeidman
Fred Zeidman
Director (Executing this Agreement on behalf of the Board)

OFFICER

/s/ Robert Schleizer
Robert Schleizer

Past Service Payment and Success Bonus Agreement